Exhibit 99.1

FOR IMMEDIATE RELEASE

October 18, 2018

Codorus Valley Bancorp, Inc.

Reports Third Quarter 2018 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $5.1 million or $0.53 per share basic and diluted, for the quarter ended September 30, 2018, as compared to earnings of $3.4 million or $0.37 per share basic and $0.36 per share diluted, for the third quarter of 2017. For the first nine months of 2018, earnings were $15.2 million or $1.62 per share basic and $1.60 per share diluted, compared to $10.5 million or $1.13 per share basic and $1.11 per share diluted, for the first nine months of 2017. Earnings per share as reported were adjusted for a 5 percent stock dividend declared by the Board of Directors of the Corporation on October 9, 2018, and payable on December 11, 2018 to shareholders of record at the close of business on October 23, 2018.

“Codorus Valley continues to realize strong growth as evidenced by a 48 percent increase in the third quarter earnings compared to third quarter 2017,” stated Larry J. Miller, Chairman, President, and CEO of Codorus Valley. “Several strategic initiatives were realized in the third quarter including the launch of our new personal online and mobile banking platform. We also celebrated the opening of our first full service Financial Center in Lancaster County at Oregon Pike and the relocation of our Financial Center in Bel Air, Maryland. Several key executive roles were also filled this quarter, including Craig L. Kauffman joining as Executive Vice President and Chief Operating Officer of Codorus Valley and President and CEO of PeoplesBank, and Larry D. Pickett as Treasurer of Codorus Valley and Chief Financial Officer of PeoplesBank.”

The Corporation’s net interest income for the third quarter of 2018 was $16.4 million, an increase of $1.1 million or 7 percent when compared to the net interest income of $15.3 million for the third quarter of 2017. The growth was driven by an increased volume of interest earning assets, primarily commercial loans. For the first nine months of 2018, net interest income was $47.9 million, reflecting an increase of $3.9 million, or 9 percent, compared to $44.0 million for the first nine months of 2017. The Corporation’s net interest margin was 3.88 percent for the first nine months of 2018, an increase from the net interest margin of 3.82 percent for the same period in 2017.

The provision for loan losses for the third quarter of 2018 was $1.3 million compared to $2.1 million for the same period in 2017. For the nine months ended September 30, 2018, the provision for loan losses was $1.8 million compared to $3.6 million for the first nine months of 2017. The Corporation’s nonperforming assets ratio was 0.35 percent as of September 30, 2018, a decrease from 0.46 percent as of September 30, 2017.

Noninterest income for the third quarter of 2018, excluding gains on sales of investment securities, was $3.3 million, an increase of 18 percent compared to noninterest income of $2.8 million for the third quarter 2017. For the first nine months of 2018, noninterest income, excluding gains on sales of investment securities, was $10.1 million an increase of 22 percent compared to $8.3 million for the first nine months of 2017. The increase in noninterest income, for the three and nine months ended September 30, 2018, was attributed primarily to increases in trust and investment service fees, income from mutual fund, annuity and insurance sales, gains on sales of loans and other income. There was no gain on sales of investment securities for both the third quarter 2018 and the first nine months of 2018, as compared to $16,000 and $79,000, respectively, for the same periods in 2017.

Noninterest expense was $12.0 million for the third quarter of 2018, an increase of $1 million, or 9 percent, as compared to noninterest expense of $11.0 million for the third quarter of 2017. For the first nine months of 2018, noninterest expenses totaled $36.9 million, an increase of 11 percent compared to $33.2 million for the first nine months of 2017. Higher personnel expenses, charitable donations and external data processing costs accounted for the majority of the increase. The aforementioned higher costs were partially offset by a decline in telecommunications and other expenses.

Income tax expense for the quarter ended September 30, 2018 was $1.4 million versus $1.6 million for the same period in 2017. Income tax expense for the nine months ended September 30, 2018 was $4.0 million versus $5.0 million for the same period in 2017. The effective tax rates for the periods ended September 30, 2018 and 2017 were 21.0 percent and 32.3 percent, respectively. Income tax expense and the effective tax rate decreased as a result of the new corporate tax rate enacted as part of the Tax Cuts and Jobs Act that became effective January 1, 2018.

Other News

As recently announced, on October 9, 2018, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.155 per share, payable on November 13, 2018 to shareholders of record at the close of business on October 23, 2018.

Also on October 9, 2018, a 5 percent common stock dividend was declared, payable on December 11, 2018, to shareholders of record at the close of business on October 23, 2018.

An additional enhancement of the new personal e-banking solution is expected to launch in the fourth quarter which will allow for simple and fast online account opening of core deposit accounts. “This new online account opening platform further enhances our digital client experience, and positions us well to attract a broader and tech-savvy client base,” commented Larry Miller.

The new full-service Financial Center opened in late August 2018 at 2343 Oregon Pike in Lancaster, PA. “We have been pleased by the positive response from the market, and have experienced strong deposit growth in its first full month of operation,” commented Larry Miller.

The relocation of the Bel Air, Maryland Financial Center took place in September 2018. The Financial Center moved to a newly renovated office located at 140 North Street in Bel Air, MD.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2017 Form 10-K and 2018 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA - Treasuer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

# # #

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest income	$20,796	$18,063	$59,223	$51,863
Interest expense	4,364	2,771	11,367	7,883
Net interest income	16,432	15,292	47,856	43,980
Provision for loan losses	1,300	2,100	1,800	3,575
Noninterest income	3,307	2,810	10,067	8,334
Noninterest expense	12,002	10,986	36,882	33,216
Income before income taxes	6,437	5,016	19,241	15,523
Provision for income taxes	1,377	1,606	4,044	5,009
Net income	$5,060	$3,410	$15,197	$10,514
Basic earnings per share	$0.53	$0.37	$1.62	$1.13
Diluted earnings per share	$0.53	$0.36	$1.60	$1.11

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	September 30,	December 31,	September 30,
	2018	2017	2017
Cash and short term investments	$85,348	$79,524	$19,655
Investment securities	152,211	164,902	174,330
Loans	1,497,822	1,401,479	1,405,950
Allowance for loan losses	(18,234)	(16,689)	(16,792)
Net loans	1,479,588	1,384,790	1,389,158
Premises and equipment, net	24,844	24,382	24,101
Goodwill	2,301	2,301	2,301
Other assets	56,479	53,306	55,067
Total assets	$1,800,771	$1,709,205	$1,664,612

Deposits	$1,470,259	$1,384,507	$1,322,772
Borrowed funds	143,934	150,805	167,234
Other liabilities	12,981	9,674	10,552
Shareholders’ equity	173,597	164,219	164,054
Total liabilities and shareholders’ equity	$1,800,771	$1,709,205	$1,664,612

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2018	2018	2018	2017	2017	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2018	2017
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to shareholders	$5,060	$6,054	$4,083	$1,490	$3,410	$15,197	$10,514
Basic earnings per share	$0.53	$0.65	$0.44	$0.16	$0.37	$1.62	$1.13
Diluted earnings per share	$0.53	$0.64	$0.43	$0.16	$0.36	$1.60	$1.11
Cash dividends paid per share	$0.148	$0.148	$0.148	$0.123	$0.123	$0.443	$0.368
Tangible book value per share (2)	$18.22	$17.89	$17.43	$17.31	$17.34	$18.22	$17.34
Book value per share	$18.46	$18.14	$17.68	$17.56	$17.59	$18.46	$17.59
Average shares outstanding	9,398	9,379	9,359	9,332	9,325	9,379	9,308
Average diluted shares outstanding	9,505	9,487	9,455	9,452	9,428	9,475	9,413

Performance Ratios (%)
Return on average assets (3)	1.14	1.39	0.97	0.35	0.82	1.16	0.85
Return on average equity (3)	11.66	14.36	9.87	3.58	8.30	11.97	8.72
Return on average realized equity (3)(4)	11.45	14.10	9.74	3.57	8.31	11.77	8.70
Net interest margin (5)	3.86	3.89	3.89	3.90	3.88	3.88	3.82
Efficiency ratio (6)	60.30	58.73	70.76	61.59	59.54	63.12	62.24
Net overhead ratio (3)(7)	1.95	1.85	2.38	2.04	1.96	2.06	2.02

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.06	0.01	0.01	0.20	0.50	0.02	0.17
Allowance for loan losses to total loans (8)	1.22	1.17	1.18	1.19	1.20	1.22	1.20
Nonperforming assets to total loans and foreclosed real estate	0.35	0.40	0.40	0.38	0.46	0.35	0.46

Capital Ratios (%)
Average equity to average assets	9.74	9.65	9.80	9.88	9.84	9.73	9.77
Tier 1 leverage capital ratio	10.39	10.37	10.43	10.26	10.32	10.39	10.32
Common equity Tier 1 capital ratio	11.86	11.78	11.66	11.58	11.47	11.86	11.47
Tier 1 risk-based capital ratio	12.54	12.47	12.36	12.29	12.18	12.54	12.18
Total risk-based capital ratio	13.77	13.65	13.55	13.48	13.37	13.77	13.37

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(5) net interest income (tax-equivalent) as a percentage of average interest earning assets

(6) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(7) noninterest expense less noninterest income as a percentage of average assets

(8) excludes loans held for sale